UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 20, 2015

(Date of earliest event reported)

REVA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54192	33-0810505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5751 Copley Drive, San Diego, CA	92111
(Address of principal executive offices)	(Zip Code)

(858) 966-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2015, REVA Medical, Inc. (the “Company”) announced the appointment of Regina Groves, age 57, as its Chief Executive Officer and Principal Executive Officer, to be effective September 21, 2015. Robert Stockman, the Company’s current Chief Executive Officer, will step down from the position at that time, but will remain Chairman of the Company’s Board of Directors (the “Board”).

In connection with the appointment, the Company and Ms. Groves entered into an employment agreement, effective September 21, 2015 (the “Agreement”). Pursuant to the Agreement, Ms. Groves will receive an annual base salary of $395,000, with an annual cash performance bonus of up to 40% of her then base salary, the achievement of which shall be determined by the Board. Ms. Groves shall also receive an option (the “Option”), subject to Board approval, to purchase 1,670,000 shares of the Company’s Common Stock, at an exercise price per share equal to the fair market value on the date of grant, 25% of which shall vest on the one-year anniversary of the date of grant and 1/48th of which shall vest upon the completion of each month of service to the Company thereafter. Notwithstanding the foregoing, the Option shall vest in full upon a change of control.

If Ms. Groves’ employment is terminated by her for good reason or by the Company for any reason other than cause (as defined in the Agreement), Ms. Groves will receive a cash amount, payable in accordance with the Company’s regular payroll cycle, equal to the sum of (i) Ms. Groves’ unpaid salary and accrued benefits through such termination; plus (ii) twelve months of Ms. Groves’ annual base salary as then in effect; plus (iii) payment of the premiums required to continue Ms. Groves’ group health care coverage. If Ms. Groves’ employment is terminated by her for good reason or by the Company for any reason other than cause within 30 days prior to or within 12 months following a change in control, the above amounts shall be paid in a single lump sum payment.

If Ms. Groves’ employment is terminated by the Company for any reason other than those set out above, the Company will pay Ms. Groves’ unpaid salary and all accrued benefits through such termination date.

The foregoing summary is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Additionally, Ms. Groves will enter into the Company’s standard form of indemnification agreement upon employment, which provides for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Ms. Groves has over 30 years’ experience in medical devices, executive leadership, and financial management. Since 2002, Ms. Groves has been employed by Medtronic, Inc. (“Medtronic”). Since 2008, she has served as Vice President and General Manager of the AF Solutions, Cardiac Rhythm and Heart Failure division of Medtronic. Prior to that, she served as Vice President, Quality and Regulatory, Cardiac Rhythm Disease Management (“CRDM”) for Medtronic’s Cardiac Rhythm Disease Management business from 2006 to 2008 and served as Vice President and General Manager for Patient Management CRDM at Medtronic from 2002 to 2006.

Medtronic currently owns approximately 7.85 percent of the Company’s outstanding common stock. Ms. Groves is not related to, nor does she have any familial relationship to, any current executive officer or director of the Company. Additionally, neither Medtronic nor Ms. Groves has had any transactions with the Company during the past fiscal year.

The press release issued by the Company on August 20, 2015 announcing Ms. Groves’ appointment is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Ms. Groves, effective September 21, 2015

99.1	Press Release dated August 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

REVA Medical, Inc.

Date: August 21, 2015	/s/ Katrina L. Thompson
Katrina L. Thompson
Chief Financial Officer
(principal financial and
accounting officer)

Index to Exhibits

Exhibit Number	Description of Exhibits
10.1	Employment Agreement with Ms. Groves, effective September 21, 2015

99.1	Press Release dated August 20, 2015